[GETTHERE LETTERHEAD]


To certain Stockholders of GetThere Inc.
October 4, 2000

Dear Stockholder:



     Reference is made to that certain Offer to Purchase, dated September 11, 2000 ("Offer to Purchase"), by GetThere Acquisition Corp., a wholly owned subsidiary of Sabre Holdings Corporation ("Sabre Holdings"), in connection with the Agreement and Plan of Merger, dated as of August 28, 2000 (the "Merger Agreement"), among GetThere Inc. (the "Company"), Sabre Holdings and Sabre Inc., a wholly owned subsidiary of Sabre Holdings. This notice letter will provide you with additional information and instructions regarding the tender of your Restricted Shares (as defined below) and your Uncertificated Shares. Capitalized terms used and not defined herein have the meaning ascribed thereto in the Offer to Purchase.

     Our records indicate that you are the holder of Shares of the Company's Common Stock indicated on the attached schedule. As you will see, certain of your Shares are represented by certificates (the "Certificated Shares") and other Shares are uncertificated and held by the Company in book entry form on your behalf (the "Uncertificated Shares"). In addition, certain of your Uncertificated Shares are currently unvested (the "Restricted Shares"), as indicated on the schedule. Restricted Shares are Shares that were issued to you pursuant to your early exercise of options under the Company's 1996 Stock Option Plan and, prior to vesting, are subject to certain conditions and restrictions, including the Company's right to repurchase the Restricted Shares and transfer restrictions that may otherwise preclude you from tendering these Shares pursuant to the Offer to Purchase.

     The Company hereby waives any restrictions on the transfer of your Restricted Shares in connection with your tender of such Shares pursuant to the Offer to Purchase; provided, however, that such waiver shall not constitute a waiver of any other right the Company may have with respect to the Restricted Shares, including, but not limited to, the right to repurchase such Shares. Therefore, you may tender all of your Shares, including your Restricted Shares, into the tender offer according to the following procedures:

     1. Certificated Shares. This procedure is not being changed, you may tender such Shares, including Restricted Shares, in accordance with the instructions set forth in the Offer to Purchase and the Letter of Transmittal.

     2. Uncertificated Shares. The Letter of Transmittal does not currently have a procedure by which these Shares may be tendered. These Uncertificated Shares, including Restricted Shares, may be tendered, however, by following the instructions set forth in the Offer to Purchase and by typing or writing the word "book" in the column titled "Certificate Number(s)" located in the "Description of Shares Tendered" box on the cover of the Letter of Transmittal. You should also indicate the total number of Uncertificated Shares held in your name in the box entitled "Number of Shares Represented by Certificate(s)" and the number of Uncertificated Shares that you wish to tender in the box entitled "Number of Shares Tendered". Please note that unless otherwise indicated in the box "Number of Shares Tendered", it will be assumed that all Uncertificated Shares are being tendered.

     3. Payment for Shares that are not Restricted Shares. Upon the tender of any Certificated Shares and Uncertificated Shares that are not Restricted Shares and the acceptance thereof by GetThere Acquisition Corp. for payment, you will receive the Offer Price for each such Share in cash, subject to the terms and conditions of the Offer to Purchase.

     4. Payment for Restricted Shares. Upon the tender of any Certificated Shares and Uncertificated Shares that are Restricted Shares and the acceptance thereof by GetThere Acquisition Corp. for payment, you will not receive the Offer Price in cash. Instead, all cash payable for Restricted Shares that are tendered by you and accepted by GetThere Acquisition Corp. for payment will be deposited into a non-interest bearing account established by Sabre Holdings. The cash from your Restricted Shares and your right to receive the Offer Price for such Restricted Shares will continue to be subject to the same terms, conditions and restrictions as were applicable to the Restricted Shares prior to your tender of such Restricted Shares into the tender offer. The cash with respect to your Restricted Shares will paid to you by Sabre Holdings periodically, without interest, promptly upon the lapse of any risk of forfeiture or repurchase rights in accordance with the vesting schedule to which your Restricted Shares are subject.

     If your employment by the Company terminates before any Restricted Shares vest, you will receive from Sabre Holdings only the exercise price you originally paid for those Restricted Shares, rather than the Offer Price.

     This notice letter is being furnished to you in cooperation with Sabre Holdings and GetThere Acquisition Corp. and is intended to clarify the procedures for any tender of Restricted Shares and Uncertificated Shares. This letter does not otherwise modify or amend your rights under, or the terms and conditions of, the Offer to Purchase.

                                                  GetThere Inc.

                                                  /s/ Robert A. Brown
                                                  -------------------------

     SCHEDULE OF SHARE OWNERSHIP



         1.   Name of  Stockholder:
                                   -------------------------------------

         2.   Certificated Shares:
                                  --------------------------------------


         3.   Uncertificated Shares (book-entry):
                                                 -----------------------


         4.   Aggregate Number of Shares:
                                         -------------------------------


         5.   Number of Restricted Shares:
                                          ------------------------------